Exhibit 4.68

English Translation

PURCHASE CONTRACT

Contract No.: CG120070524
Execution Place: Jiangning District, Nanjing
Execution Date: December 11, 2007

Seller: CEEG (Nanjing) Semiconductor Material Co., Ltd.	Buyer: CEEG (Nanjing) PV-Tech Co., Ltd.
Add.: 6 Shuige Road, Jiangning Economic & Technical Development Zone, Nanjing	Add.: 123 Focheng West Road, Jiangning Economic & Technical Development Zone, Nanjing

Zip code: 211100	Zip code: 211100
Legal representative: Gao Zhengfei	Legal representative: Lu Tingxiu
Bank of account: Jiangning Development Zone Branch of Industrial and Commercial Bank of China	Bank of account:
Tel: 025-52095976	Tel: 025-52766620
Fax: 025-52095953	Fax: 025-52766682

Through friendly consultation, the parties agree to enter into and abide by this contract on the following stipulations according to the Contract Law of the People’s Republic of China:

1. Product Name, Specification and Type, Quantity and Amount:

Number	Product Name	Specification and Type	Unit	Quantity	Unit Price	Total Amount	Remarks
1.	Multicrystalline wafer	125*125	piece	120000	48.5	5820000

Total Amount (in words): RMB Five Million Eight Hundred and Twenty Thousand Only (including 17% value added tax)

In number: RMB5820000

2. Quality Standards of Silicon Wafers:

Type P / boron; tendency: L; resistivity: 0.5~1, 1~3, 3~6 æ ·cm, RRV < 25%; square width: 125 ± 0.5 mm; diagonal length: 175 ± 1 mm; chamfer 1mm* 45 degree; thickness: 220 ± 20 (TTV ≤ 30 µm), 220 ± 25 (TTV ≤ 30 µm), 240 ± 25 (TTV ≤ 50 µm), 270 ± 25 (TTV ≤ 50 µm); wafer angle : 90 ± 0.5 degree; camber: ≤40 µm. Surface incision <10 µm, no piezoglypt, no punch, no stain; the edge collapse: ≤ one third of the side thickness, with the length <0.5 mm and the width towards inside surface < 0.2 mm, on each wafer not more than two pieces.

Electronics performance: working life: > 10 µs; carbon content : < 5*1016 , oxygen content : < 1*1018

It is difficult to analyze and test impurities content and wafer’s working life and is impossible to test all performance of each wafer. Therefore, the Buyer will conduct inspection on the silicon wafers purchased by sampling inspection and qualification test through preproduction.

•

For the sampling inspection, the acceptance and inspection of silicon wafers are conducted under the regulations of GB/T 2828. 1-2003 and GB/T 2829-2002, and the samples are tested once only. The acceptance and inspection items, testing level and acceptable quality level should be carried out according to the stipulations in the table below. The order of the testing items is not regulated.

	Testing item	Testing level	Acceptable quality level (AQL) %
	Type	II	0.25
	Resistivity		1
	Thickness allowance		1
	Gross thickness change		1
	Camber		1
Surface quality	Cantilever		0.4
	Edge collapse		0.4
	Incision		0.4
	Piezoglypt		0.4
	Corner broken		0.4

For the qualification test through preproduction, 10% of the silicon wafers (purchased as qualified products ) shall be evenly taken out and preproduced after technology optimization. If the average conversion rate exceeds 15.00%, it means that the silicon wafers delivered hereunder meet the requirements.

3. Form and Term of Payment:

3.1 The Buyer shall wire the payment to the Seller’s account within 10 days after effectiveness of Contract.

3.2 The Seller is responsible for providing to the Buyer the full invoice of 17% value added tax within five days after delivery.

4. Packing, Transit and Insurance:

4.1 The packaging shall meet the requirement of solar grade multicrystalline silicon wafers transportation. Any damage due to improper packing shall be borne by the Seller.

4.2 The Seller shall be responsible for transit and shall cover the freight and insurance premium.

5. Term and Place of Delivery:

5.1 Term of Delivery: The Seller shall delivery the goods on the day after receipt of payment.

5.2 Destination: Both parties agree that the place of delivery shall be the Buyer’s factory.

6. Inspection of Quantity and Quality and Claims:

If there is any quantity or quality problem, the Buyer shall complete inspection according to the agreed standards and claim within one month of arrival of the goods at the Buyer’s warehouse. The Seller shall reply within seven days after receipt of notice regarding claim on quantity or quality issued by Buyer, otherwise shall be deemed to consent to the claims of the Buyer.

7. Reasonable Consumption Standard and Calculation

The quantity of the goods measured at Buyer’s location shall prevail.

8. Liabilities of Breach

8.1 Within the quality inspection period, if the type, specifications and technology parameters of the products delivered by the Seller do not conform to that is agreed herein, the Buyer shall be entitled to payment refund, replacing of quality goods or price reduction according to the specific situation of the products. The Seller shall reply within three days after receiving the Buyer’s written handling advice, otherwise it shall be deemed to consent to the Buyer’s handling advice.

8.2 If the Seller delays the delivery, the Seller shall pay to the Buyer a default penalty of 0.05% of the total value of the delayed goods per day.

8.3 It shall be deemed as failure of delivery if the Seller fails to deliver goods within seven working days after the due time, and the Buyer shall be entitled to notify the Seller to terminate this Contract. This Contract shall be terminated upon the arrival of the written notice to the Seller. The Seller shall return the amount paid by the Buyer within three days after receiving Buyer’s written notice for contract termination and compensated for the relevant losses suffered by the Buyer. Both parties agree that the default penalty shall be 20% of the amount of this Contract.

9. Transfer of Contract

Neither party may, without written consent of the other party, transfer all or part of rights or obligations under this Contract.

10. Confidentiality

The parties hereto and their employees, agents, representatives and counsel shall treat the terms and conditions under this Contract and any its supplementary agreements as business secrets and shall not disclose the information to any third party unless upon consent of the other party. Otherwise, the defaulting party shall compensate as much as twice of the direct or indirect losses of the other party.

11. Force Majeure

If any party is unable to perform the contract due to any force majeure event, the affected party shall notify the other party within 7 days upon the occurrence of such event, and shall present written evidence issued by the relevant authority within 15 days upon the end of such events and could partially or wholly exempt from the liability in the light of the impact caused by force majeure. Where an event of force majeure occurs after the party’s delay in performance, the defaulting party shall not be exempted from its liabilities.

12. Integrity Assurance

12.1 It shall be viewed as damage to the Buyer’s interest if the Seller and its staff directly or indirectly give, in the name of the company or an individual, a gift of money, valuables, securities or provide an improper interest in otherwise forms to any employee of the Buyer, or if the Seller and its staff conduct, in the name of the company or an individual, with any employee of the Buyer or any third person introduced by such employee a transaction similar to this Contract. The Seller shall compensate as much as twice of the direct or indirect losses incurred by the Buyer by such reason, and shall be liable for the liquidated damages as of 20% of the amount of this Contract per breach (up to RMB 1,000,000).

12.2 The integrity report method for the Buyer: the Lawyer of Changming Xu, 13851647666, lawyerxucm@hotmail.com.

13. Prohibition of Commercial Fraud

If the Seller breaches the principle of honesty by providing to the Buyer false registration materials, false certificates of qualification or false information, or by hiding the truth to deceive the Buyer or the end user, it shall be liable for the liquidated damages as of 20% of the amount of this Contract (up to RMB 1,000,000). This Article shall not preclude the liabilities of breach undertaken by the Seller according to other provisions hereunder.

14. Settlement of Disputes

All disputes arising from the validity, performance and interpretation of this Contract shall be settled friendly by both parties. In case no settlement can be reached through consultation, the jurisdiction shall belong to the competent people’s court of first instance of the Buyer’s location. The relevant expenses (including attorney fees, travel expenses, cost of adducing evidence, notary fees, litigation fees and so on) shall be borne by the losing party.

15. Effectiveness and Miscellaneous

15.1 This Contract shall come into effect upon signature and seal of the parties. The printed copy of this Contract shall take precedence to other copies. Any modification shall not become effective until signed and sealed by both parties. If the Contract has more than one page, then each page should be sealed on the perforation.

15.2 This Contract shall be executed in four counterparts with same legal effect, with each of the parties hereto holding two. Both parties shall send the originals of this Contract to each other within three working days upon the execution of this Contract. The faxed copies shall be as valid as the original.

15.3 Any matters not covered in this Contract shall be mutually negotiated by both parties and be set forth in the supplementary agreements, which have the same legal effect as this Contract.

The Seller: CEEG (Nanjing) Semiconductor Material Co., Ltd. (Seal) Entrust Agent: Execution Date:	The Buyer: CEEG (Nanjing) PV-Tech Co., Ltd. (Seal) Entrust Agent: Execution Date:

4